Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

FBRED-C Feeder REIT Trust (the “Company,” “we,” “us” or “our”) has registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Class I Common Shares, par value $0.001 per share (“Class I Shares”). We were formed to act as an investment vehicle through which certain non-U.S. investors can indirectly invest in the common stock of Franklin BSP Real Estate Debt, Inc. (“FBRED”).

The general terms and provisions of our Class I Shares, including relevant provisions of Maryland law, are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to the amended and restated declaration of trust of the Company (our “declaration of trust”) and amended and restated bylaws of the Company (our “bylaws”) to be adopted prior to our initial investment in FBRED common stock, forms of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our declaration and trust and bylaws and the applicable provisions thereof for additional information.

Shares Authorized

Pursuant to our declaration of trust, we will have authority to issue an unlimited number of common shares of beneficial interest (“common shares”) with a par value of $0.001 per share, 500,000,000 of which are classified as Class I Shares, among other classes that have been classified, and 1,000 preferred shares of beneficial interest, par value $0.001 per share (“preferred shares”). The Board of Trustees of the Company (the “Board”) may amend our declaration of trust from time to time, without shareholder approval, to increase or decrease the aggregate number of shares or the number of shares of any class or series of common shares, including to create any class of common shares to be issued in our private offering.

Class I Shares

The classes and terms of our common shares will be designed to mirror the classes and terms of the FBRED common stock we acquire using the net proceeds from our private offering.

Subject to the restrictions on ownership and transfer of our common shares set forth in our declaration of trust and except as may otherwise be specified in our declaration of trust, holders of common shares are entitled to one vote per share on all matters voted on by shareholders. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our declaration of trust regarding the restriction on ownership and transfer of our common shares, shareholders are entitled to such distributions as may be authorized from time to time by our Board and declared out of our assets or legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our shareholders. Upon issuance for full payment in accordance with the terms of our private offering, all common shares issued in our private offering will be fully paid and non-assessable.

We will generally not issue certificates for our common shares. Common shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. We expect to engage a third-party service provider to act as our registrar and as the transfer agent for our common shares.

Preferred Shares

Our declaration of trust will authorize the Board to designate and issue one or more classes or series of preferred shares without shareholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of each class or series of preferred shares so issued. Because the Board has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred share preferences, powers and rights senior to the rights of holders of the common shares.

Dividend Rights

Subject to the preferential rights of any of our other classes our shares and to the provisions of our declaration of trust regarding the restriction on the transfer of common shares, holders of our common shares, including Class I Shares, are entitled to receive dividends on such shares if, as and when authorized by our Board, and declared by our Board out of assets or funds legally available therefor. The per share amount of distributions on our classes of common shares may differ because of different class-specific distributions from FBRED and different class-specific shareholder servicing fees that are deducted from the gross distributions for certain share classes.

Shareholders will not be entitled to receive a distribution if their common shares are repurchased prior to the applicable time of the record date. For any common shares ultimately held by investors that participate indirectly in FBRED’s distribution reinvestment plan (“DRIP”), the cash distributions attributable to such common shares, less amounts withheld for ongoing operating expenses of the Company and its parent entities, will be automatically invested in common shares of the corresponding class. The board of directors of FBRED reserves the right to amend any aspect of the DRIP without the consent of its stockholders, including the Company, following our initial investment in FBRED, provided that notice of any material amendment is sent to participants at least ten (10) business days prior to the effective date of that amendment. In addition, FBRED may suspend or terminate the DRIP for any reason upon 10 business days’ written notice to the participants.

The Board’s discretion as to the payment of distributions will be directed, in substantial part, by its determination to cause us to comply with the REIT requirements. To qualify as a

REIT, we are required to pay distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. We intend to distribute sufficient income so that we satisfy the requirements for qualification as a REIT. To qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our shareholders. Generally, income distributed to shareholders will not be taxable to us under the Code if we qualify to be taxed as a REIT.

Conversion

The Class I Shares are not convertible into or exchangeable for any other property or securities of the Company.

Liquidation

Following the conversation of common shares into Class I Shares in connection with a liquidation, our aggregate assets available for distribution to holders of our common shares, or the proceeds therefrom, will be distributed to each holder of Class I Shares (as the only then outstanding class of common shares), ratably with each other holder of Class I Shares, in such proportion as the number of outstanding Class I Shares held by such holder bears to the total number of outstanding Class I Shares then outstanding.

Meetings and Special Voting Requirements

There is no requirement to hold an annual meeting of the shareholders in any year. An annual meeting of shareholders may be called by the Board and will be held each year on the date specified by the Board. Special meetings of shareholders may be called only upon the request of the President or any trustee, and must be called by our secretary to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast not less than twenty-five percent of all the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request stating the purpose of any such special meeting and the matters proposed to be acted on at such meeting and the satisfaction of certain procedural requirements set forth in the bylaws, our secretary will provide a written notice to each shareholder entitled to vote at such meeting not less than ten and not more than 90 days before the meeting. Unless requested by shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any meeting of shareholders held during the preceding twelve months. The presence either in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting on any matter will constitute a quorum, except where required by law or our declaration of trust. Generally, the affirmative vote of a majority of all votes entitled to be cast is necessary to take shareholder action.

Under our declaration of trust, except as provided in the term of any common shares, shareholders are generally entitled to vote only on the following matters: (a) the removal and selection of a successor trustee; (b) the appointment of a successor trustee if there are no remaining trustees, (c) amendment of our declaration of trust; (d) termination of the Company; (e) merger or consolidation of the Company, or the sale or disposition of substantially all of the property of the Company; (f) any actions set forth in the bylaws or our declaration of trust which expressly require approval by a vote of the shareholders; and (g) such other matters with respect to which the Board has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. The holders of Class I Shares are not entitled to vote on the removal or election of a trustee.

Pursuant to our declaration of trust, shareholders may, during usual business hours, inspect and copy our declaration of trust and bylaws and all amendments thereto, minutes of the proceedings of the shareholders, the annual statement of affairs of the Company and any voting trust agreements on file at our principal office to the extent permitted by applicable Maryland law, but only if, and to the extent, such inspection is approved by our Board.

Preemptive or Similar Rights

Subject to the terms of common shares to be classified in the future, shareholders will not have preemptive rights, which means that shareholders will not have an automatic option to purchase any new common shares that we issue, and shareholders are not entitled to exercise any appraisal rights or rights of an objecting shareholder.

Restrictions on Ownership and Transfer

Our declaration of trust contains substantially the same restrictions on the number of shares that a person or group may own as are contained in the FBRED charter. For more information, see Item 11. “Description of Registrant’s Securities to be Registered - Restrictions on Ownership and Transfer” in FBRED’s Form 10-12G/A filed with the SEC on December 20, 2024, which is incorporated by reference. The Company’s common share ownership limit and aggregate share ownership limit are 9.8%, in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding common shares and shares, respectively, or such other percentage determined by the Board in accordance with our declaration of trust.

Transfer Agent

SS&C GIDS, Inc. acts as the transfer agent for our common stock.